EXHIBIT 99.1
PRESS RELEASE
Duffy’s Holdings, Inc. and Roadhouse Grill, Inc. Announce Purchase Agreement
Duffy’s to Invest a Total of $29 Million in the Transaction
PALM BEACH GARDENS, FL (April 9, 2007) — Duffy’s Holdings, Inc., a private restaurant company operating Duffy’s Sports Grill chain of restaurants, and Roadhouse Grill, Inc. (Pink Sheets: GRLL) announced today that they have reached a definitive purchase agreement in which Duffy’s will acquire 85.5% of the outstanding common stock from the principal shareholders of Roadhouse for $7.99 million. Following the closing of this transaction, Duffy’s intends to complete a short- form merger, pursuant to Section 607.1104 of the Florida Statutes, to acquire the balance of Roadhouse’s outstanding common stock at $0.46 per share, which price is significantly higher than the recent trading price of Roadhouse’s common stock. In connection with the transaction, Duffy’s will also invest an additional $11.0 million in cash in Roadhouse. Roadhouse will have approximately $10 million of debt following the closing of the transaction. The transaction is expected to be completed no later than May 31, 2007, subject to customary closing conditions. The Board of Directors of Roadhouse has approved the transaction.
Paul Emmett, President of Duffy’s Holdings, Inc. stated, “We are thrilled to bring these two concepts together creating a multi-state presence. We will carefully evaluate each location and determine whether to operate the unit as a Roadhouse Grill or convert the location to a Duffy’s Sports Grill. We look forward to integrating the outstanding Roadhouse Grill store level management into our organization.”
About Duffy’s Holdings
Duffy’s Holdings, Inc., based in Palm Beach Gardens, FL, owns and operates 15 full-service, casual-dining restaurants, all of which are located between Port St. Lucie and Boca Raton on the east coast of Florida.

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About Roadhouse Grill
Roadhouse Grill currently owns and operates 57 full-service, casual-dining restaurants located in 10 states including Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, New York, North Carolina, Ohio and South Carolina.
PCE Investment Bankers, Inc. served as financial advisors to Duffy’s Holdings, Inc.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Roadhouse, Duffy’s and their combined business after completion of the proposed acquisition. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Roadhouse’s and Duffy’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including risks relating to whether the conditions to the closing of the stock purchase contemplated by the purchase agreement will be satisfied and with respect to the timing of the completion of the acquisition, and the risks described in Roadhouse’s public filings with the Securities and Exchange Commission. Neither Roadhouse nor Duffy’s assumes any obligation to update the information contained in this press release.